Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

CREATIVE COMPUTER APPLICATIONS, INC.

STEVEN M. BESBECK and JAMES R. HELMS hereby certify that:

1.                                       They are the President and the Secretary, respectively, of CREATIVE COMPUTER APPLICATIONS, INC., a California corporation (the “Corporation”).

2.                                       Article I of the Articles of Incorporation of the Corporation is amended to read as follows:

“The name of this corporation is Aspyra, Inc.”

3.                                       The foregoing Certificate of Amendment of Articles of Incorporation has been duly approved by the unanimous written consent of the Board of Directors of this Corporation.

4.                                       The foregoing Certificate has been duly approved by the required vote of the shareholders of this Corporation in accordance with Section 902 of the California Corporations Code.  The total number of outstanding shares of Common Stock of the Corporation is 3,483,900 shares.  The number of shares in favor of the Certificate of Amendment of Articles of Incorporation equaled or exceeded the vote required.  The percentages of votes required was more than fifty percent (50%) of the Common Stock.

We further declare, under penalty of perjury, under the laws of the State of California, that the matters set forth in this Certificate are true and correct of our own knowledge.

Date: November 21, 2005

/s/ Steven M. Besbeck
STEVEN M. BESBECK,
President

/s/ James R. Helms
JAMES R. HELMS,
Secretary